Exhibit 99.1

FROM:	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806

CONTACT:	MWW Group
Kimberly Storin
212-704-9727
kstorin@mww.com

DDI CORP. REPORTS A ONE-TIME UPWARD ADJUSTMENT AND CLARIFICATION

TO FOURTH QUARTER AND YEAR-END 2003 RESULTS

ANAHEIM, CA – March 26, 2004 – DDi Corp. (Nasdaq: DDIC), a leading provider of technologically advanced engineering and manufacturing services, today announced an adjustment to the Company’s fourth quarter and year-end earnings release dated February 26, 2004 (the “February 26th Release”).

Subsequent to the February 26th Release, management concluded that, as a result of further analysis done in the course of finalizing the Company’s financial statements in connection with the Company’s Form 10-K for the period ended December 31, 2003, it was appropriate to make certain adjustments to the Company’s financial statements. These adjustments do not indicate a change in the Company’s previously reported operating performance or first quarter 2004 outlook.

The Company recorded an additional gain due to fresh start accounting adjustments of $118.4 million relating to the Company’s emergence from bankruptcy. As a result, the Company’s net income was $164.4 million for the eleven months ended November 30, 2003 and $216.6 million for the two months ended November 30, 2003, as opposed to net income of $46.0 million for the eleven months ended November 30, 2003 and $98.2 million for the two months ended November 30, 2003, reported in the February 26th Release. The Company’s net income for the fourth quarter of fiscal 2003 was $202.6 million, as opposed to previously reported net income of $84.2 million. This additional gain had no effect on the Company’s condensed consolidated balance sheet at December 31, 2003, as reported in the February 26th Release.

In addition, in order to clarify the classification of an amount of the Company’s cash that is held in an account under the previously-disclosed Dynamic Details senior credit facility, the Company reclassified $7.5 million on its balance sheet as “Cash, cash equivalents and marketable securities – restricted” as of December 31, 2003. Previously, the Company recorded such amount as “cash and cash equivalents” in the February 26th Release.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

- Financial Tables Follow-

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations,

targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, other data available from third parties, our ability to maintain normal business operations and our emergence from bankruptcy, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Reorganized DDi 1 month ended 12/31/03	Predecessor DDi 11 months ended 11/30/03	Predecessor DDi 12 months ended 12/31/02
Net sales	$21,393	$221,729	$248,826
Cost of goods sold:
Other cost of goods sold	17,916	199,568	229,653

Non-cash compensation and amortization of intangibles	8,048	—	—
Restructuring related inventory impairment	—	1,736	3,465

Total cost of goods sold	25,964	201,304	233,118
Gross profit (loss)	(4,571)	20,425	15,708

Operating expenses:
Sales and marketing
Non-cash compensation	2,013	—	—
Other sales and marketing expenses	1,461	16,335	22,988

Total sales and marketing	3,474	16,335	22,988
General and administration
Non-cash compensation	1,656	—	—
Other general and administrative expenses	1,174	15,574	16,521

Total general and administration	2,830	15,574	16,521

Amortization on intangibles	383	—	—
Goodwill impairment	—	11,645	199,000
Restructuring and other related charges	439	3,823	28,841
Reorganization charges	572	8,946	—

Operating loss	(12,269)	(35,898)	(251,642)

Loss on interest rate swap termination	—	5,621	—
Interest expense (net) and other expense (net)	1,324	18,178	22,148
Gain on extinguishment of debt	—	(120,444)	—
Fresh start accounting adjustments	—	(118,368)

Income (loss) before reorganization proceeding expenses and income taxes	(13,593)	179,115	(273,790)
Reorganization proceeding expenses	1,138	14,034	—

Income (loss) before income taxes	(14,731)	165,081	(273,790)
Income tax benefit (expense)	723	(659)	(14,303)

Net income (loss)	$(14,008)	$164,422	$(288,093)

DDi Corp

Condensed Consolidated Balance Sheets

(in thousands)

	Reorganized DDi December 31, 2003	Predecessor DDi December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,202	$28,934
Cash, cash equivalents and marketable securities - restricted	—	6,250
Marketable securities - available for sale	—	115
Accounts receivable, net	39,140	41,986
Inventories	26,292	28,240
Prepaid expenses and other	2,707	3,963

Total current assets	79,341	109,488

Property, plant and equipment, net	74,918	83,139
Debt issuance costs, net	—	10,141
Goodwill and intangibles, net	128,828	13,982
Cash, cash equivalents and marketable securities - restricted	7,500	3,142
Other	816	1,300

Total Assets	$291,403	$221,192

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$1,439	$275,137
Revolving credit facilities	11,809	4,246
Accounts payable	28,687	27,457
Accrued expenses and other	26,338	28,093
Income tax payable	998	68
Note payable	500	—

Total current liabilities	69,771	335,001

Long-term debt and capital lease obligations	114,799	38,509
Deferred tax liability	533	2,464
Notes payable and other	12,798	9,078
Manditorily redeemable preferred stock	2,066	—

Total liabilities	199,967	385,052

Stockholders’ equity (deficit):
Common stock, additional paid-in-capital and other	137,898	538,433
Deferred compensation	(32,454)	—
Accumulated deficit	(14,008)	(702,293)

Total stockholders’ equity(deficit)	91,436	(163,860)

Total Liabilities and Stockholders’ Equity (deficit)	$291,403	$221,192

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